                                    EXHIBIT 5

                      OPINION OF RANDOLPH L. M. HUTTO, ESQ.

[MEDAPHIS
LETTERHEAD]


                                February 18,1998

Medaphis Corporation
2700 Cumberland Parkway
Suite 300
Atlanta, Georgia 30339

         Re: Medaphis Corporation -- Form S-8 Registration Statement

Ladies and Gentlemen:

         I am the General Counsel of Medaphis Corporation, a Delaware corporation ( the "Company"). In connection with the proposed filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") relating to 700,000 shares of the Company's voting common stock, par value $.01 per share ("Common Stock"), to be offered pursuant to the Medaphis Corporation Employee Stock Purchase Plan, as amended (the "Plan"), I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinion set forth below. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to any certificates of public officials, I have assumed the same to have been properly given and to be accurate.

         This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed below.

         Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that the shares of Common Stock to be issued upon the exercise of options (the "Options") granted to participants under the Plan are duly authorized and, assuming that (i) the shares of Common Stock so issuable continue to be duly authorized on the dates of exercise of the Options; (ii) prior to the dates of exercise of the Options, the stockholders of the Company have approved an increase in the number of shares of Common Stock available for sale under the Plan, as provided in the Third Amendment to the Plan; (iii) on such dates of exercise the Options will constitute the legal, valid, and binding obligations of the Company and will (subject to applicable bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) be enforceable as to the Company in accordance with the terms of the Plan; and (iv) no change occurs in the applicable law or the pertinent facts, then, when the Options are duly and effectively exercised in accordance with the terms of the Plan, the shares of Common Stock so issuable will be validly issued, fully paid and nonassessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ Randolph L. M. Hutto
                                    Randolph L. M. Hutto
                                    General Counsel